Exhibit 1A-6B

AGREEMENT OF PURCHASE AND SALE

This Agreement of Purchase and Sale ("Agreement"), dated September 1, 2021 (the "Effective Date"), is entered into by and between the following Parties…

- John & Randa Hadayia ("John & Randa") for themselves and Northeastern Management Inc. ("NMI");
- Andy D'Amico ("Andy") for himself and PR Retail SC LLC and the real property known as 1051 41st Ave, Santa Cruz, CA 95062 ("1051");
- Brook Eagle ("Brook) for himself and PR Retail SC LLC;
- Billy Tomlinson ("Billy") for himself and PR Retail SC LLC;
- Martin Wesley ("Martin") for Kolaboration Ventures Corporation ("KVC").

Recitals

A. John & Randa are the owners of NMI, a California limited partnership, which was a Cannabis Retailer with a Use Permit from the City of Santa Cruz and a Cannabis state license.

B. NMI did business as Herbal Cruz and operated at 1051.

C. 1051 is owned by Andy and three other unnamed parties ("NoNames").

D. PR Retail SC LLC is owned by Andy and Brook and Billy.

E. Andy and Brook and Billy are presently operating Herbal Cruz under a new Use Permit and are getting a new State License to replace the one held by John and Randa.

F. John & Randa and NMI have ceased operations.

G. Andy and NoNames desire to convey 1051 to PR Retail SC LLC.

H. KVC desires to purchase a 50% interest in PR Retail SC LLC with this Agreement, and then the remaining 50% when KVC merges with the larger Pacific Reserve operations.

I. The Parties understand and acknowledge that all of the conveyances contemplated in this Agreement must be completed.

J. The Parties desire to effect the conveyances itemized above in accordance with the terms and conditions contained in this Agreement.

NOW, THEREFORE, in consideration of the foregoing Recitals and the mutual covenants contained herein, the Parties agree as follows:

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Agreement

1. Purchase and Sale of the Assets of NMI/Herbal Cruz

(a) John & Randa agree to relinquish all of their interests in the Business at 1051. PR Retail SC LLC agrees to purchase from John & Randa the Business (as defined below) on the terms and subject to the conditions set forth in this Agreement.

(b) The Business includes all of the following:

(i) The Cannabis Use Permit from the City of Santa Cruz;

(ii) All physical and digital books and records and files of the business;

(iii) All personal property and inventory used in the operation of the business;

(iv) All active contracts and agreements of the business, subject to acceptance by the Buyer;

(v) All licenses, permits and other entitlements necessary for the operation of the business.

(c) John & Randa agree to assist the PR Retail SC LLC in obtaining the necessary permits and licenses needed for the continued operation of the Business after ownership of the Business has conveyed to the PR Retail SC LlC.

(d) KVC will issue 72,000 of its Common Shares to Randa Hadayia. At the current valuation of $25 per share, this is valued at $1,800,000 .

(e) The Business shall be conveyed to PR Retail SC LLC by John & Randa with a Bill of Sale and free of all liens, encumbrances and litigation.

(f) Conditions to Close:

(i) John & Randa provide a written and notarized attestation that the Business is being conveyed free of all liabilities and claims. If exceptions are noted in the attestation, these must be acceptable to PR Retail SC LLC.

(ii) The City of Santa Cruz transfers the existing Cannabis Use Permit from NMI to PR Retail SC LLC.

(g) Specific Performance. John & Randa and PR Retail SC LLC understand that this is an Agreement for the Specific Performance of its obligations under this Agreement once this Agreement is signed by all of the Parties to it.

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(h) John & Randa and PR Retail SC LLC have the legal power, right and authority to enter into this Agreement and the instruments referenced herein, and to consummate the transaction contemplated hereby.

2. Conveyance of 1051 to PR Retail SC LLC

(a) Andy, for himself and NoNames, agrees to convey 1051 to PR Retail SC LLC for its appraised Fair Market Value of $2.5 Million.

(b) KVC will issue Promissory Notes to Andy and NoNames in the aggregate amount of $1.4 Million on the same terms as the existing mortgage. See attached Term Sheet.

(c) KVC will assume the existing $1.1 Million mortgage on 1051. See the attached Term Sheet and the existing Loan Terms from Tedrow.

(d) 1051 shall be conveyed to PR Retail SC LLC by Andy and NoNames with a Bill of Sale and free of all liens, encumbrances and litigation (except for the mortgage noted above).

(e) Specific Performance. Andy and PR Retail SC LLC understand that this is an Agreement for the Specific Performance of its obligations under this Agreement once this Agreement is signed by all of the Parties to it.

(f) Andy and PR Retail SC LLC have the legal power, right and authority to enter into this Agreement and the instruments referenced herein, and to consummate the transaction contemplated hereby.

3. KVC Purchase of a 50% Membership Interest in PR Retail SC LLC

(a) Andy and Brook and Billy agree to sell and convey to KVC a 50% Membership Interest in PR Retail SC LLC, and KVC agrees to purchase from Andy and Brook and Billy a 50% Membership Interest in PR Retail SC LLC on the terms and subject to the conditions set forth in this Agreement.

(b) To clarify, a 50% Membership Interest means that KVC will own and control 50% of PR Retail SC LLC.

(c) PR Retail SC LLC will be free of all liens, encumbrances and litigation, except as noted by Andy, Brook and Billy.

(d) Andy, Brook and Billy agree that their 50% interest in PR Retail SC LLC will be conveyed to KVC when the KVC-Pacific Reserve merger is consummated. For this conveyance, $600,000 in KVC Common Shares will be issued, in aggregate to Andy, Brook and Billy. More specifically, 8,000 KVC Common Shares to each of Andy, Brook and Billy; for a total of 24,000 shares.

(e) Conditions to Close:

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(i) The Purchase and Sale defined in Section 1, above, will have been consummated.

(ii) The conveyance defined in Section 2, above, will have been consummated.

(iii) Andy, Brook and Billy will provide a written and notarized attestation that PR Retail SC LLC is free of all liens, encumbrances, liabilities, claims and litigation.. If exceptions are noted in the attestation, these must be acceptable to KVC.

(iv) Specific Performance. Andy, Brook, Billy and KVC understand that this is an Agreement for the Specific Performance of its obligations under this Agreement once this Agreement is signed by all of the Parties to it.

(v) Andy, Brook, Billy and KVC have the legal power, right and authority to enter into this Agreement and the instruments referenced herein, and to consummate the transaction contemplated hereby.

4. Enforceability. This Agreement and all documents required hereby to be executed by the Parties are and shall be valid, legally binding obligations of and enforceable against the Parties in accordance with their terms.

5. No Prior Transfers. The Parties have not previously sold, transferred or conveyed the assets, and have not entered into executory contracts for the sale of all or any part of the assets (other than this Agreement), nor do there exist any rights of first refusal or option to purchase the assets, other than this Agreement.

6. Authority. The Parties have the legal power, right and authority to enter into this Agreement and the instruments referenced herein, and to consummate the transaction contemplated hereby.

7. Actions. All requisite action (corporate, trust, partnership or otherwise) has been taken by each Party in connection with the entering into this Agreement, the instruments referenced herein, and the consummation of the transaction contemplated hereby. No consent or approval of any partner, shareholder, member trustee, trustor, beneficiary, creditor, investor, judicial or administrative body, agency, governmental authority or other party is required.

8. Signatory. The individuals executing this Agreement and the instruments referenced herein on behalf of each Party, if any, have the legal power, right, and actual authority to bind the Party to the terms and conditions hereof and thereof.

9. Enforceability. This Agreement and all documents required hereby to be executed by the Parties are and shall be valid, legally binding obligations of and enforceable against the Parties in accordance with their terms.

Each of the representations and warranties contained in this subsection (e) shall be deemed remade by each Party as of the Close of Escrow and shall survive the Close of Escrow.

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(a) Conflicting Documents. Neither the execution and delivery of this Agreement and the documents and instruments referenced herein, nor the occurrence of the obligations set forth herein, nor the consummation of the transaction contemplated herein, nor compliance with the terms of this Agreement and the documents and instruments referenced herein conflict with or result in the materials breach of any terms, conditions or provisions of, or constitute a default under, (i) any bond, note, or other evidence of indebtedness or any contract, indenture, mortgage, deed of trust, loan, partnership agreement, lease or other agreement or instrument to which the Parties is a party, or (ii) any laws, rules, regulations, codes or ordinances applicable to the Parties.

10. Default and Remedies.

(a) THE PARTIES AGREE THAT IF THE PURCHASES AND SALES AND CONVEYANCES ARE NOT ALL CONSUMMATED BECAUSE OF A DEFAULT, THE OTHER PARRIES SHALL BE ENTITLED TO **MAINTAIN THIS AGREEMENT IN EFFECT AND PURSUE AN ACTION FOR SPECIFIC PERFORMANCE**. NOTHING CONTAINED HEREIN SHALL IN ANY MANNER LIMIT THE AMOUNT OF DAMAGES OBTAINABLE PURSUANT TO AN ACTION UNDER ANY HOLD HARMLESS, DEFENSE OR INDEMNIFICATION PROVISION SET FORTH IN THIS AGREEMENT OR ANY PARTIES RIGHT TO RECOVER ATTORNEYS' FEES AND COSTS.

11. Destruction. Prior to the Close of Escrow, the entire risk of loss or damage by earthquake, flood, landslide, fire or other casualty shall be borne and assumed by , except as otherwise provided in this Section. If, prior to the Close of Escrow, any part of the Business is damaged or destroyed by earthquake, flood, landslide, fire or other casualty, Seller shall immediately notify Buyer of such fact. If such damage or destruction is "material", Buyer shall have the option to terminate this Agreement. For purposes hereof, "material" shall be deemed to be any damage exceeding Fifty Thousand and No/100ths Dollars ($50,000.00) or more. If the damage is not material, this Agreement shall remain in full force and effect, and Sellers shall assign any available insurance proceeds to Buyer.

12. Notices. All notices, demands, consents, requests or other communications required to or permitted to be given pursuant to this Agreement shall be in writing, shall be given only in accordance with the provisions of this Section, shall be addressed to the Parties in the manner set forth below, and shall be conclusively deemed to have been properly delivered: (a) upon receipt when hand delivered during normal business hours (provided that, notices which are hand delivered shall not be effective unless the sending party obtains a signature of a person at such address that the notice has been received); (b) upon receipt when sent by facsimile or E-mail if sent before 5:00 p.m. on a business day to the number or E-mail address set forth below (with, in the case of a facsimile, written confirmation of a successful transmission by the sender's facsimile machine or, in the case of a notice by E-mail, with a deposit of the notice with a nationally recognized express mail delivery service to be delivered by overnight delivery provided that, the sending party receives a confirmation of actual delivery from the courier); (c) upon the day of delivery if the notice has been deposited in an authorized receptacle of the United States Postal Service as first-class, registered or certified mail, postage prepaid, with a return receipt requested (provided that, the sender has in its possession the return receipt to prove actual delivery); or (d) one (1) business day after the notice has been deposited with either FedEx

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or United Parcel Service to be delivered by overnight delivery (provided that, the sending party receives a confirmation of actual delivery from the courier).

Each party shall make an ordinary, good faith effort to ensure that it will accept or receive notices that are given in accordance with this Section, and that any person to be given notice actually receives such notice. Any notice to a party which is required to be given to multiple addresses shall only be deemed to have been delivered when all of the notices to that party have been delivered pursuant to this Section. If any notice is refused, the notice shall be deemed to have been delivered upon such refusal. Any notice delivered after 5:00 p.m. (recipient's time) or on a non-business day shall be deemed delivered on the next business day. A party may change or supplement the addresses given above, or designate additional addressees, for purposes of this Section by delivering to the other party written notice in the manner set forth above. The parties agree that the attorney for any party shall have the authority to deliver binding notices on his/her client's behalf to the other party(ies) hereto.

13. Brokers. No Brokers are a party to this Agreement.

14. OPEN.

15. OPEN.

16. Miscellaneous.

(a) Recitals. The recitals set forth at the beginning of this Agreement, including any recitals of consideration, are conclusive proof of the truthfulness thereof as between the parties hereto, and are hereby fully incorporated by reference into this Agreement.

(b) Partial Invalidity. If any term or provision of this Agreement or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each such term and provision of this Agreement shall be valid, and shall be enforced to the fullest extent permitted by law.

(c) Waivers. No waiver of any breach of any covenant or provision herein contained shall be deemed a waiver of any preceding or succeeding breach thereof, or of any other covenant or provision herein contained. No extension of time for performance of any obligation or act shall be deemed an extension of time for performance of any other obligation or act except those of the waiving party, which shall be extended by a period of time equal to the period of the delay.

(d) Limitation on Liability of Buyer/Seller-Related Parties. Notwithstanding anything to the contrary contained in this Agreement, and subject to relevant California law related to the governance of corporations and limited liability companies, no member or partner of any Buyer/Seller party that is not an individual, nor any direct or indirect partner, shareholder, member, manager, officer, director, trustee or employee in or of Buyer/Seller or any Buyer/Seller party (collectively, the "Nonrecourse Parties") shall be personally liable in any manner or to any extent under or in connection with this Agreement. Neither Buyer/Seller nor any successor,

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assignee, partner, officer, director, or employee of Buyer/Seller shall have any recourse to any assets of a Nonrecourse Party or any other Buyer/Seller party other than such party's interest in the Business to satisfy any liability, judgment or claim that may be obtained or made against any such Nonrecourse Party or any other Buyer/Seller party under this Agreement or in conjunction with the Business. The limitation of liability provided in this Section is in addition to, and not in limitation of, any limitation on liability applicable to a Nonrecourse Party or an individual provided by law or by this Agreement or any other contract, agreement or instrument.

(e) Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the permitted successors and assigns of the parties hereto.

(f) Entire Agreement. This Agreement (including all Recitals and Exhibits attached hereto) is the final expression of, and contains the entire agreement between, the parties with respect to the subject matter hereof and supersedes all prior understandings with respect thereto. This Agreement may not be modified, changed, supplemented, superseded, canceled or terminated, nor may any obligations hereunder be waived, except by written instrument signed by the party to be charged or by its agent duly authorized in writing or as otherwise expressly permitted herein. The parties do not intend to confer any benefit hereunder on any person, firm or corporation other than the parties hereto.

(g) Assignment. Except as otherwise provided herein, a Party may not assign this Agreement, voluntarily or by operation of law, without the prior written consent of the other Parties.

(h) Time of Essence. The Parties hereby acknowledge and agree that time is strictly of the essence with respect to each and every term, condition, obligation and provision hereof and that failure to timely perform any of the terms, conditions, obligations or provisions hereof by either party shall constitute a material breach of and a non-curable (but waivable) default under this Agreement by the party so failing to perform.

(i) Relationship of Parties. Nothing contained in this Agreement shall be deemed or construed by the parties to create the relationship of principal and agent, a partnership, joint venture or any other association between the Parties.

(j) Construction. Headings at the beginning of each paragraph and subparagraph are solely for the convenience of the parties and are not a part of the Agreement. Whenever required by the context of this Agreement, the singular shall include the plural and the masculine shall include the feminine and vice versa. This Agreement shall not be construed as if it had been prepared by one of the parties, but rather as if both parties had prepared the same. Unless otherwise indicated, all references to paragraphs, sections, subparagraphs and subsections are to this Agreement. All exhibits referred to in this Agreement are attached and incorporated herein by this reference.

(k) Governing Law. The parties hereto acknowledge that this Agreement has been negotiated and entered into in the State of California. The parties hereto expressly agree that this Agreement shall be governed by, interpreted under, and construed and enforced in accordance with the laws of the State of California.

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(l) Confidentiality. The Parties shall make no public disclosure of the terms of this transaction and any of the due diligence materials furnished by any of the Parties without the prior written consent of the other, except that the Parties may discuss the transaction in confidence with their respective accountants, legal counsel, consultants, proposed joint venturers, investors, or prospective mortgagees.

(m) Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which, together, shall constitute one and the same instrument.

(n) Days of Week. Unless otherwise indicated, "day" as used herein means a calendar day. A "business day" as used herein, shall mean any day other than a Saturday, Sunday or holiday, as defined in Section 6700 of the California Government Code. If any date (whether calculated based on business days or calendar days) for performance herein falls on a day other than a business day, the time for such performance shall be extended to 5:00 p.m. on the next business day. The time in which any act is to be done hereunder is computed by excluding the first day and including the last.

(o) Representation by Counsel. Notwithstanding any rule or maxim of construction to the contrary, any ambiguity or uncertainty shall not be construed against either Seller or Buyer based upon authorship of any of the provisions hereof. Seller and Buyer each hereby warrant, represent and certify to the other as follows: (a) that the contents of this Agreement have been completely and carefully read by the representing party and counsel for the representing party; (b) that the representing party has been separately represented by counsel and the representing party is satisfied with such representation; (c) that the representing party's counsel has advised the representing party of, and the representing party fully understands, the legal consequences of this Agreement; and (d) that no other person (whether a party to this Agreement or not) has made any threats, promises or representations of any kind whatsoever to induce the execution hereof, other than the performance of the terms and provisions hereof.

(p) No Obligations to Third Parties. The execution and delivery of this Agreement shall not be deemed to confer any rights upon, nor obligate any of the parties hereto to, any person or entity other than the Parties named herein.

(q) Attorneys' Fees. In the event that any action is brought by either party to enforce the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees and costs.

[Signatures on Following Page]

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IN WITNESS WHEREOF, the parties have executed this Agreement to be effective as of the Effective Date.

BY: BROOK EAGLE

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Signature

BY: BILLY TOMLINSON

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Signature

BY: ANDY D'AMICO

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Signature

FOR: KOLABORATION VENTURES CORPORATION
BY: MARTIN C. WESLEY
TITLE: CEO

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Signature

IN WITNESS WHEREOF, the parties have executed this Agreement to be effective as of the Effective Date.

BY: BROOK EAGLE

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Signature

BY: BILLY TOMLINSON

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Signature

BY: ANDY D'AMICO

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Signature

FOR: KOLABORATION VENTURES CORPORATION
BY: MARTIN C. WESLEY
TITLE: CEO

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Signature

TERM SHEET FOR PROPERTY /1051 41ST TO KVC VENTURES / PR RETAIL SC

- KVC takes over first Loan payments of SCCR LLC which holds the first loan on 1051 41st Ave Santa Cruz Ca. of $1,105,958.00 at 6.5% interest only, for 5 years with Tedrowe Reality and Investments. (see attachment from Tedrowe)

- KVC pays second Loan payments to SC Retail Holdings LLC which holds the second note of on 1051 41st Ave Santa Cruz Ca. of $1,400,000.00 at 6.5% interest only, for 5 years. (loan holds same terms as first loan attached with Tedrowe.)

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TEDROWE REALTY & INVESTMENTS
125 JEWELL STREET SANTA CRUZ, CA 95060, • (P) (831) 426-9880 • (F) (831) 426-9888

Save this Loan Estimate to Compare with your Closing Disclosure

Loan Estimate

DATE ISSUED	October 21, 2021	LOAN TERM	5 Year(s)
APPLICANTS	SCCR LLC 1051 41ST AVENUE SANTA CRUZ, CA 95062	PURPOSE	New
		PRODUCT	Year 5 Balloon Payment, Fixed Rate
		LOAN TYPE	☐ Conventional ☐ FHA ☐ VA ☒ Private
		LOAN ID #	T2437
PROPERTY	1051 41ST AVENUE SANTA CRUZ, CA 95062	RATE LOCK	☑ NO ☐ YES, until at 5:00 p.m. PST *Before closing your interest rate, points, and lender credits can change unless you lock in the interest rate. All other estimated closing costs expire on at 5:00 p.m. PST*

Loan Terms

Loan Terms		Can this amount increase after closing?
Loan Amount	$1,100,000	NO
Interest Rate	6.5%	NO
Monthly Principal & Interest *See projected payments below for your Estimated Total Monthly Payment*	$5,958.33	NO
		Does the loan have these features?
Prepayment Penalty		NO
Balloon Payment		YES • You will have to pay $1,105,958 at the end of year 5

Projected Payments

Payment Calculation	Years 1-5	Final Payment
Principal & Interest	$5,958.33	$1,105,958.33
Mortgage Insurance	+	+ —
Estimated Escrow *Amount can increase over time*	+	+ —
Estimated Total Monthly Payment	$5,958	$1,105,958

		This estimate includes	In escrow?
Estimated Taxes, Insurance & Assessments *Amount can increase over time*	$0.00 a month	☐ Property Taxes	NO
		☐ Homeowner's Insurance	NO
		☐ Other: Other Impounds	

See Section G on page 2 for escrowed property costs. You must pay for other Property costs separately.

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Closing Cost Details

Loan Costs

A. Origination Charges	**$33,695**
3% of Loan Amount (Points)	$33,000
Application/Processing Fee	$695
Lender's Loan Discount Fee	
Lender's Loan Origination Fee	
Underwriting Fee	

B. Services You Cannot Shop For	**$118**
Beneficiary Statement Fee	
Credit Report Fee	
Document Preparation Fee	$18
Lender's Inspection Fee	
Reconveyance Fee	
Tax Service Fee	$100
Wire Transfer Fee	

C. Services You Can Shop For	**$2,294**
Appraisal Fee	
Pest Inspection Fee	
Notary Fee	$200
Settlement or Closing / Escrow	$450
MESSENGER/WIRE FEE	$40
ALTA ENDORSEMENT TO OCT	$25
Title – Lender's Title Policy	1,578.50

D. TOTAL LOAN COSTS (A + B + C)	**$36,107**

E. Taxes and Other Government Fees	**$330**
City/Count/Transfer Taxes	
Recording Fees and Other Taxes	$330
F. Prepaids	**$0**
Homeowner's Insurance Premium (months)	
Mortgage Insurance Premium (months)	
Prepaid Interest (198.61 per day for 0 days @ 6.500 %)	
Property Taxes (months)	
G. Initial Escrow Payment at Closing	**$0**
Homeowner's Insurance $ Per month for mo.	
Mortgage Insurance $ Per month for mo.	
Property Taxes $ Per month for mo.	
Prepaid Interest	
H. Other	**$0**
Title – Owner's Title Policy (optional)	
	0.00
Credit Life, Disability Insurance	
I. TOTAL OTHER COSTS (E + F + G + H)	**$330**
J. TOTAL CLOSING COSTS	**$36,437**
D + I	$36,437
Lender Credits	-

Calculating Cash to Close

Total Closing Costs (J)	$36,437
Closing Costs Financed (Paid from your loan amount)	-$0
Down Payment/Funds from Borrower	$0
Deposit	$0
Funds for Borrower	$0
Seller Credits	-$0
Adjustments and Other Credits	-$0.00
Estimated Cash To Close	**$36,437**

Other Costs

Additional Information About This Loan

LENDER	ROSE MARIE MCCOMBS, TRUSTEE	MORTGAGE BROKER	TEDROWE REALTY & INVESTMENTS
NMLS / LICENSE ID		NMLS / LICENSE ID	329480 / 00865784
LOAN OFFICER		LOAN OFFICER	LEA TEDROWE
NMLS / LICENSE ID		NMLS / LICENSE ID	00865784
EMAIL		EMAIL	money4u@got.net
PHONE		PHONE	(831) 426-9880

Comparisons — Use these measures to compare this loan with other loans.

In 5 Years	$393,607	Total you will have paid in principal, interest, mortgage insurance, and loan costs.
	$0	Principal you will have paid off.
Annual Percentage Rate (APR)	7.342%	Your costs over the loan term expressed as a rate. This is not your interest rate.
Total Interest Percentage (TIP)	32.50%	The total amount of interest that you will pay over the loan term as a Percentage of your loan amount.

Other Considerations

Appraisal	We may order an appraisal to determine the property's value and charge you for this appraisal. We will promptly give you a copy of any appraisal, even if your loan does not close. You can pay for an additional appraisal for your own use at your own cost.
Assumption	If you sell or transfer this property to another person, we ☑ will allow, under certain conditions, this person to assume this loan on the original terms. ☐ will not allow assumption of this loan on the original loan terms.
Homeowner's Insurance	This loan requires homeowner's insurance on the property, which you may obtain from a Company of your choice that we find acceptable.
Late Payment	If your payment is more than *10* days late, we will charge a late fee of *10% of the monthly principal and interest payment.*
Refinance	Refinancing this loan will depend on your future financial situation, the property value, and Market conditions. You may not be able to refinance this loan.
Servicing	We intend ☑ to service your loan. If so, you will make your payments to us ☐ to transfer servicing of your loan.

Confirm Receipt

By signing, you are only confirming that you have received this form. You do not have to accept this loan because you have signed or received this form.

SCCR LLC
BY ANDREW D'AMICO MANAGING MEMBER — Date

SCCR LLC
BY BROOK EAGLE, MEMBER — Date